UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2020

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street
Warsaw, Indiana 46580
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ZBH	New York Stock Exchange
1.414% Notes due 2022	ZBH 22A	New York Stock Exchange
2.425% Notes due 2026 1.164% Notes due 2027	ZBH 26 ZBH 27	New York Stock Exchange New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 18, 2020, Zimmer Biomet Holdings, Inc. (the “Company”) entered into a 364-day revolving credit agreement, as described below.

The Credit Agreement, dated as of September 18, 2020 (the “Credit Agreement”), is an unsecured revolving credit facility for the Company in the principal amount of $1.0 billion (the “Revolving Facility”) among the Company, Bank of America, N.A., as Administrative Agent, and the lenders party thereto. The Revolving Facility will mature on September 17, 2021, and borrowings under the Revolving Facility will be used for general corporate purposes.

Borrowings under the Credit Agreement will bear interest at floating rates based upon, for Eurodollar-indexed loans, LIBOR for the applicable interest period, or for non-Eurodollar-indexed loans, an alternate base rate, in each case, plus an applicable margin determined by reference to the Company’s senior unsecured long-term debt credit rating.

The Company will pay a facility fee on the aggregate amount of the Revolving Facility at a rate determined by reference to its senior unsecured long-term debt credit rating.

The Credit Agreement contains customary affirmative and negative covenants and events of default for an unsecured financing arrangement, including, among other things, limitations on consolidations, mergers and sales of assets. The Credit Agreement also requires that the Company maintain a consolidated indebtedness to consolidated EBITDA ratio (the “Consolidated Leverage Ratio”) as of the last day of any period of four consecutive fiscal quarters (each such period, a “Test Period”) of no greater than (a) 5.75 to 1.00, for any Test Period ending during the period from September 18, 2020 to and including December 31, 2020, (b) 5.00 to 1.00, for the Test Period ending March 31, 2021, and (c) 4.50 to 1.00, for any Test Period ending after April 1, 2021 (with such maximum permitted Consolidated Leverage Ratio subject to increase to 5.00 to 1.00 for a period of time in connection with a qualified material acquisition on or after July 1, 2021).

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

In the ordinary course of business, certain of the lenders under the Credit Agreement and their affiliates have provided, and may in the future provide, investment banking, commercial banking, cash management, foreign exchange or other financial services to the Company and its affiliates for which they have received, and may in the future receive, compensation.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement, on September 18, 2020, the Credit Agreement, dated as of April 23, 2020 (the “April 2020 Credit Agreement”), among the Company, Bank of America, N.A., as Administrative Agent, and the lenders party thereto, was terminated and is of no further force or effect (except with respect to any obligations and provisions that survive the termination thereof). There were no borrowings outstanding under the April 2020 Credit Agreement at the time it was terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item is included in Item 1.01, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 18, 2020, among Zimmer Biomet Holdings, Inc., Bank of America, N.A., as Administrative Agent, and the lenders from time to time party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2020

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary